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                                                                  Exhibit 10.38

         General Description of Nationwide Economic Value Incentive Plan

     Nationwide established the Nationwide Economic Value Incentive Plan (the "NEV Plan") in 2001 to encourage the senior officers of Nationwide to increase their focus on financial and growth strategies that enhance the overall economic value of the enterprise and transcend specific business/staff units. Under the NEV Plan, which is administered by the Nationwide Mutual Human Resources Committee and the Chief Executive Officer, designated officers and management employees of the participating companies are eligible to receive annual awards based on the sustained achievement of measures tied to the overall economic value of the enterprise and the performance of the participant. Under the NEV Plan, the participants are granted a target incentive amount at the beginning of each year that represents a percentage of the participant's base salary or a specific dollar amount. At the end of each year, the actual Nationwide Economic Value ("NEV"), determined based on the criteria established in advance, is compared to the target NEV level established for the year, and an initial annual award level is determined for each participant. The Chief Executive Officer may then adjust 25% of each participant's initial annual award level based on his evaluation of the participant's performance. The result is the participant's final annual award amount, which has no minimum or maximum value and can be positive or negative.

     Annual award amounts for each participant, whether positive or negative, will be credited to each participant's account ("NEV Plan Account"). Following the determination of a participant's annual award amount and its credit to the NEV Plan Account, one third of any positive balance maintained in the participant's NEV Plan Account will be credited to a deferred compensation account maintained for the participant. The participant is eligible to receive distributions from the deferred compensation account upon termination of employment. The remaining two-thirds of any positive balance in a participant's NEV Plan Account, or the entire negative balance, is retained as the initial balance in that account for the following year. NEV Plan Account balances are subject to increases or decreases depending on future annual award amounts.